Exhibit 99.1

vTv Therapeutics Announces 2024 Fourth Quarter and Full Year Financial Results and Provides Corporate Update
Clinical hold lifted for late stage cadisegliatin program for diabetes
CATT1 Phase 3 trial in patients with type 1 diabetes (T1D) expected to resume Q2 2025
Strengthens commercial leadership with appointment of Martin Lafontaine as Chief Commercial Officer

HIGH POINT, N.C., March 20, 2025 – vTv Therapeutics Inc. (Nasdaq: VTVT), a clinical stage biopharmaceutical company focused on the development of cadisegliatin, a potential first-in-class oral adjunctive therapy to insulin being investigated for the treatment of type 1 diabetes (T1D), today reported financial results for the fourth quarter and year ended December 31, 2024, and provided an update on recent corporate developments.
“We are thrilled our cadisegliatin clinical program can resume following the lifting of the clinical hold by the U.S. Food and Drug Administration (FDA). We expect to resume our Phase 3 CATT1 trial in patients with T1D in the second quarter of 2025 following submission of a protocol amendment shortening the trial duration from 12 to 6 months,” said Paul Sekhri, Chairman, President and Chief Executive Officer of vTv Therapeutics. “Importantly, this amendment accelerates the time to topline data and allows initiation of our required pivotal studies sooner by forgoing an additional 6-month safety assessment with no impact on the original key endpoints of the study.”
Mr. Sekhri continued, “As we approach our next stage of growth, we are pleased to have strengthened our commercial leadership with the appointment of Martin Lafontaine as our Chief Commercial Officer. Martin brings a wealth of commercial experience in diabetes which will position us for success as we prepare to further progress across our registrational program for cadisegliatin.”
Recent Company Highlights
•Clinical Hold Lifted for Cadisegliatin Program. In March 2025, vTv Therapeutics announced that the clinical hold placed by the FDA in July 2024 on the cadisegliatin clinical program was lifted on March 14, 2025, following the Company’s submission of a complete response letter. The CATT1 Phase 3 trial is expected to resume in Q2 2025.
•Planned Submission of CATT1 Phase 3 Trial Protocol Amended. The Company plans to amend the protocol for the CATT1 Phase 3 trial in patients with T1D to reduce the duration of the trial from twelve months to six months by forgoing an additional 6-month safety assessment with no impact on the original key endpoints of the study.
•Strengthens Commercial Leadership. Today, vTv Therapeutics announced that Martin Lafontaine has joined the Company as Chief Commercial Officer (CCO) to advance late stage cadisegliatin program. A seasoned executive, Mr. Lafontaine brings over 25 years of commercial experience within the pharmaceutical and medical device industry. He has also served as a consultant of vTv Therapeutics since 2023. Before joining vTv, he held commercial leadership positions in the diabetes field including chief commercial officer at Locemia Solutions Inc., where he played an instrumental role in the development and sale of the Nasal Glucagon asset to Eli Lilly and Company in 2015. Mr. Lafontaine received a B.S. from L’Université du Québec à Trois-Rivières.

Fourth Quarter 2024 Financial Results
•Cash Position: The Company’s cash position as of December 31, 2024, was $36.7 million compared to $9.4 million as of December 31, 2023. This increase is largely due to proceeds from the private placement financing on February 27, 2024, and additional funds from the ATM Offering.
•Research & Development (R&D) Expenses: R&D expenses were $2.2 million and $2.1 million in each of the three months ended December 31, 2024, and 2023, respectively. The increase is attributable to (i) higher indirect costs of $0.7 million, partially offset by (ii) lower spending on cadisegliatin and other projects of $0.6 million, primarily due to reduced costs in drug manufacturing and other clinical trial costs.
•General & Administrative (G&A) Expenses: G&A expenses were $2.7 million and $2.6 million for each of the three months ended December 31, 2024, and 2023, respectively. The increase of $0.1 million was primarily due to (i) an increase in share-based expense of $0.3 million, (ii) an increase in legal expense of $0.1 million, partially offset by (iii) a decrease in other operating costs of $0.3 million.
•Interest Income: Interest income for the three months ended December 31, 2024, was $0.4 million is related to interest and dividend income from our money market account. Interest income for the three months ended December 31, 2023, was immaterial.
•Other Income (Expense), net: Other income for the three months ended December 31, 2024, was immaterial. Other income for the three months ended December 31, 2023, was $0.2 million and was driven by gains related to the change in the fair value of the outstanding warrants to purchase shares of our own stock issued to related parties (“Related Party Warrants”).
•Net Loss: Net loss attributable to vTv shareholders for the three months ended December 31, 2024, was $3.6 million or $0.55 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $3.5 million or $1.67 per basic share.
Full Year 2024 Financial Results
•Research & Development (R&D) Expenses: R&D expenses were $11.5 million and $13.6 million in each of the years ended December 31, 2024, and 2023, respectively. The decrease is attributable to (i) lower spending on cadisegliatin of $4.2 million, due to decreases in toxicity studies, clinical pharmaceutical studies and other clinical trial costs, drug manufacturing costs and ii) other projects of $0.2 million, partially offset by iii) an increase in indirect costs of $2.2 million due to increases in payroll and bonus costs.
•General & Administrative (G&A) Expenses: G&A expenses were $13.7 million and $11.9 million for each of the years ended December 31, 2024, and 2023, respectively. The increase of $1.7 million was due to (i) an increase in payroll costs of $1.0 million, ii) an increased in share-based expense of $0.8 million, iii) an increase in other operating costs of $0.1 million, partially offset by iv) a decrease of $0.2 million in legal expenses.
•Interest Income: Interest income for the year ended December 31, 2024 of $1.6 million is related to interest and dividend income from our money market account. Interest income for the year ended December 31, 2023 of $0.5 million is related to the imputed interest on the G42 Promissory Note and dividend income from our money market account.
•Other Income (Expense), net: Other expense was immaterial for the year ended December 31, 2024. Other expense for the year ended December 31, 2023, was $0.9 million and was driven by the recording of an impairment charge on a cost-method investment of $4.2 million offset by a realized gain of $3.1 million related to the Company’s Repurchase Agreement with Reneo as well as the gains related to the change in the fair value of the outstanding warrants to purchase shares of our Class A common stock issued to related parties.
•Net Loss: Net loss attributable to vTv shareholders for the year ended December 31, 2024, was $18.5 million or $3.20 per basic share. Net loss attributable to vTv shareholders for the comparable period a year ago was $20.3 million or $9.71 per basic share.

vTv Therapeutics Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2024	December 31, 2023

Assets
Current assets:
Cash and cash equivalents	$36,746	$9,446
Accounts receivable, net	62	102
Prepaid expenses and other current assets	1,220	1,044
Current deposits	85	65
Total current assets	38,113	10,657
Property and equipment, net	28	117
Operating lease right-of-use assets	125	244
Long-term investments	—	—
Total assets	$38,266	$11,018
Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$5,027	$10,242
Current portion of operating lease liabilities	169	169
Current portion of contract liabilities	—	17
Current portion of notes payable	—	191
Total current liabilities	5,196	10,619
Contract liabilities, net of current portion	18,669	18,669
Operating lease liabilities, net of current portion	—	169
Warrant liability, related party	57	110
Warrant liability	43	—
Total liabilities	23,965	29,567
Commitments and contingencies
Redeemable noncontrolling interest	—	6,131
Stockholders’ equity (deficit):
Class A Common Stock	26	21
Class B Common Stock	6	6
Additional paid-in capital	311,885	256,335
Accumulated deficit	(299,718)	(281,042)
Total stockholders’ equity (deficit) attributable to vTv Therapeutics Inc.	12,199	(24,680)
Noncontrolling interest	2,102	—
Total stockholders’ equity (deficit)	14,301	(24,680)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity (deficit)	$38,266	$11,018

vTv Therapeutics Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)
Revenue	$17	$—	$1,017	$—
Operating expenses:
Research and development	2,234	2,138	11,546	13,595
General and administrative	2,675	2,569	13,651	11,907
Total operating expenses	4,909	4,707	25,197	25,502
Operating loss	(4,892)	(4,707)	(24,180)	(25,502)
Interest income	429	88	1,565	472
Interest expense	—	(7)	—	(13)
Other income (expense), net	26	185	10	(923)
Loss before income taxes	(4,437)	(4,441)	(22,605)	(25,966)
Income tax provision	—	—	100	—
Net loss before noncontrolling interest	(4,437)	(4,441)	(22,705)	(25,966)
Less: Net loss attributable to noncontrolling interest	(803)	(963)	(4,243)	(5,716)
Net loss attributable to vTv Therapeutics Inc.	$(3,634)	$(3,478)	$(18,462)	$(20,250)
Net loss attributable to vTv Therapeutics Inc. common shareholders	$(3,634)	$(3,478)	$(18,462)	$(20,250)
Net loss per share of vTv Therapeutics Inc. Class A common stock, basic and diluted	$(0.55)	$(1.67)	$(3.20)	$(9.71)
Weighted average number of vTv Therapeutics Inc. Class A common stock, basic and diluted	6,582,844	2,084,973	5,771,052	2,084,973
About vTv Therapeutics
Cadisegliatin (TTP399) is a novel, oral small molecule, liver selective glucokinase activator being investigated as a potential first-in-class oral adjunctive treatment to insulin for type 1 diabetes (T1D). In nonclinical studies, cadisegliatin, acting selectively on the liver, increased the activity of glucokinase independently from insulin which supports clinical investigation of improvement in glycemic control through hepatic glucose uptake and glycogen storage.
Cadisegliatin is under investigation and the safety and efficacy have not been established. There is no guarantee that this product will receive health authority approval or become commercially available for the use being investigated.
Forward-Looking Statement
This release contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts contained in this release, including statements regarding the timing of our clinical trials, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause our results to vary from expectations include those described under the heading “Risk Factors” in our Annual Report on Form 10-K and our other filings with the SEC. These forward-looking statements reflect our views with respect to future events as of the date of this release and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this release and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether a result of new information, future events or otherwise after the date of this release. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all our forward-looking statements by these cautionary statements.
Contacts:
Sandya von der Weid
LifeSci Advisors, LLC
svonderweid@lifesciadvisors.com